EXHIBIT 1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-170564 ) of State Auto Financial Corporation of our report dated March 30, 2011, with respect to the statements of net assets available for benefits as of December 31, 2010 and 2009 and the related statements of changes in net assets available for benefits for the years ended December 31, 2010, 2009 and 2008, of the State Auto Insurance Companies Amended and Restated Directors Deferred Compensation Plan, which report is incorporated by reference in this Annual Report on Form 11-K.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

March 30, 2011